[Letterhead of Rubin, Brown, Gornstein and Co., LLP,]


September 29, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments contained in paragraphs one, two and three in Item 4 to Form 8-K of Global Digital Solutions, Inc., (formerly Creative Beauty Supply, Inc.) dated September 30, 2004.

Rubin, Brown, Gornstein and Co., LLP
Saint Louis, Missouri